FOR IMMEDIATE RELEASE
February 16, 2017

Genesis Energy, L.P. Reports Fourth Quarter 2016 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results.
Certain highlights of our results for the quarter ended December 31, 2016 included the following items:

*	We reported the following results for the fourth quarter of 2016 compared to the same quarter in 2015:

•
Net Income Attributable to Genesis Energy, L.P. of $22.1 million, or $0.19 per unit, for the fourth quarter of 2016 compared to $27.4 million, or $0.25 per unit, for the same period in 2015, representing a decrease of $5.3 million, or 19%.

•	Cash Flows from Operating Activities of $69.9 million for the fourth quarter of 2016 compared to $97.4 million for the same period in 2015, representing a decrease of $27.5 million, or 28%.

•
Available Cash before Reserves of $95.4 million in the fourth quarter of 2016, a decrease of $6.9 million over the prior year quarter, or 7%, providing 1.14 coverage for our quarterly distribution to unitholders attributable to that quarter, which is discussed below.

•
Adjusted EBITDA for the fourth quarter of 2016 was $133.1 million, a decrease of $4.5 million, or 3%, compared to the prior year quarter. Our Adjusted Debt to Pro Forma EBITDA ratio is 5.22 as of December 31, 2016. These amounts are calculated and further discussed later in this press release.

*
On February 14, 2017, we paid a total quarterly distribution of $83.8 million based on our quarterly declared distribution of $0.71 per unit attributable to our financial and operational results for the fourth quarter of 2016. This represents an increase in our distribution for the forty-sixth consecutive quarter.

Grant Sims, CEO of Genesis Energy, said, “Given the continuing challenging operating environment in the energy midstream space, we continue to be pleased with the financial performance of our diversified, yet increasingly integrated, businesses.
Our significant infrastructure projects in the Baton Rouge area were substantially completed in the fourth quarter, and we anticipate completing our repurposing project in Texas in the second quarter of 2017. We would expect to see contributions from these projects to continue to ramp throughout this year and into 2018. At Raceland, we would expect to see volumes start to ramp in mid-2017 as we will be fully capable of receiving and terminaling heavy crudes via rail and medium sour crudes via pipeline.
While we are a bit behind schedule and might arguably have a slightly slower ramp from these major investments, we are very excited and have many reasons to believe that we will ultimately exceed our average base case economics across the projects. The momentum for the rest of this year and into 2018 positions us to do reasonably well even if things don’t improve in late 2017 or 2018. Given our recent and continuing actions to increase liquidity and strengthen our balance sheet, we believe we are well positioned to continue to deliver long term value to all of our stakeholders without ever losing our absolute commitment to safe, reliable and responsible operations.”
Financial Results
Segment Margin
Beginning in the fourth quarter of 2016, we started reporting our results on a comparative basis in four business segments. Due to the increasingly integrated nature of our onshore operations, the results of our Onshore Pipeline Transportation Segment, formerly reported under its own segment, is now reported in our Supply and Logistics Segment.
Variances between the fourth quarter of 2016 (the “2016 Quarter”) and the fourth quarter of 2015 (the “2015 Quarter”) in these components are explained below.

Segment results for the 2016 Quarter and 2015 Quarter were as follows:

	Three Months Ended December 31,
	2016	2015
	(in thousands)
Offshore pipeline transportation	$87,163	$76,482
Refinery services	17,922	20,173
Marine transportation	16,384	23,721
Supply and logistics	19,395	22,811
Total Segment Margin	$140,864	$143,187

Offshore Pipeline Transportation Segment Margin for the 2016 Quarter increased $10.7 million, or 14%, from the 2015 Quarter. Overall, our offshore pipeline operations benefited from the general increase in the Gulf of Mexico production. The increase was the result of 2016 drilling activity which predominantly occurred near existing infrastructure due to the attractive economics in current pricing conditions. Our extensive pipeline network benefited ratably from this activity. In addition, the 2016 Quarter benefited from the temporary diversion of certain natural gas volumes from third party gas pipelines onto certain of our gas pipeline assets due to disruptions at onshore processing facilities where such volumes typically flow.
Refinery Services Segment Margin for the 2016 Quarter decreased $2.3 million, or 11%. This is primarily due to a 6% decrease in NaHS sales volume relative to the 2015 Quarter, which is principally related to lower sales volumes to our South American mining customers during the 2016 Quarter. Sales volumes between quarters to customers in South America can fluctuate due to the timing of third party vessels available to transport bulk deliveries. The pricing in our sales contracts for NaHS typically includes adjustments for fluctuations in commodity benchmarks (primarily caustic soda), freight, labor, energy costs and government indexes. The frequency at which those adjustments are applied varies by contract, geographic region and supply point. The mix of NaHS sales volumes to which we are able to apply such adjustments may vary due to timing or other factors such as competitive pressures, which had a negative effect on margin realized from NaHS sales for the 2016 Quarter. We expect those other factors to continue.
Marine Transportation Segment Margin for the 2016 Quarter decreased $7.3 million, or 31%, from the 2015 Quarter. The decrease in Segment Margin is primarily due to a combination of lower utilization and lower day rates across our various marine asset classes, excepting the M/T American Phoenix which is under long term contract through September 2020. In our offshore barge fleet, as a number of our units have come off longer term contracts, we have chosen to primarily place them in spot service or short-term (less than a year) service, as we believe the day rates currently being offered by the market are at, or approaching, cyclical lows. In our inland fleet, we saw somewhat of a strengthening in utilization and stabilization in spot day rates towards the end of the year, especially in the black oil, or heavy, intermediate refined products trade, the trade to which we have almost exclusively committed our inland barges.
Supply and Logistics Segment Margin decreased by $3.4 million, or 15%, between the two quarters. This was primarily the result of an indefinite reduction in pipeline volumes to the Texas City refining market on our Texas pipeline system. Our historical customers in Texas City have made alternative arrangements to receive crude oil as a result of our endeavors to expand, extend and repurpose our facilities into longer lived, higher value service. We expect to complete this repurposing in the second quarter of 2017.  This decrease in Segment Margin is partially offset by the improved performance of our now right-sized heavy fuel oil business after reducing volumes and related infrastructure to match new market realities resulting from the general lightening of refineries' crude slates which has resulted in a better supply/demand balance between heavy refined bottoms and domestic coker and asphalt requirements.  This decrease was also partially offset by an increase in volumes on our Louisiana system, as our new Baton Rouge terminal and related crude oil and refined products pipelines commenced operations during the fourth quarter of 2016.  Our results also reflect a ramp up in rail volumes in the 2016 Quarter driven by increased demand by a major refinery customer supported by our Baton Rouge facilities.
Other Components of Net Income
In the 2016 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $22.1 million compared to $27.4 million in the 2015 Quarter.
The decrease in net income is due to a non-cash valuation allowance of $6.0 million recorded in the 2016 Quarter related to the collectibility of certain disputed receivables and claims. Additionally other non-cash expenses, including depreciation, amortization and accretion, increased $6.3 million in the 2016 Quarter. The increase in such non-cash expenses was principally the result of the effect of acquiring assets and placing constructed assets in service during calendar 2016.

Interest costs increased $1.4 million in the 2016 Quarter from the 2015 Quarter. This increase was primarily due to an increase in our average outstanding indebtedness from acquired and constructed assets. Interest costs, on an ongoing basis, are net of capitalized interest costs attributable to our growth capital expenditures.
Somewhat offsetting the above decreases in net income, as well as the previously discussed decrease in Segment Margin, were the increased contributions of equity earnings in our unconsolidated joint ventures. The 2015 Quarter included negative non-cash basis adjustments, relating to certain of our historical and acquired equity investments, as a result of our acquisition of the offshore pipelines and services business of Enterprise.

Distributions
We have increased our quarterly distribution rate for the forty-sixth consecutive quarter. Distributions attributable to each quarter of 2016 and 2015, are as follows:

Distribution For	Date Paid	Per Unit Amount
2016
4th Quarter	February 14, 2017	$0.7100
3rd Quarter	November 14, 2016	$0.7000
2nd Quarter	August 12, 2016	$0.6900
1st Quarter	May 13, 2016	$0.6725
2015
4th Quarter	February 12, 2016	$0.6550
3rd Quarter	November 13, 2015	$0.6400
2nd Quarter	August 14, 2015	$0.6250
1st Quarter	May 15, 2015	$0.6100

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, February 16, 2017, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
REVENUES	$428,053	$491,011	$1,712,493	$2,246,529

COSTS AND EXPENSES:
Costs of sales and operating expenses	308,336	369,358	1,238,245	1,874,527
General and administrative expenses	10,909	10,143	45,625	64,995
Depreciation and amortization	65,396	53,640	222,196	150,140
OPERATING INCOME	43,412	57,870	206,427	156,867
Equity in earnings of equity investees	12,582	6,010	47,944	54,450
Interest expense	(35,290)	(33,859)	(139,947)	(100,596)
Gain on basis step up on historical interest	—	(2,880)	—	332,380
Other income/(expense), net	—	—	—	(17,529)
INCOME BEFORE INCOME TAXES	20,704	27,141	114,424	425,572
Income tax expense	(383)	(845)	(3,342)	(3,987)
NET INCOME	20,321	26,296	111,082	421,585
Net income (loss) attributable to noncontrolling interests	1,797	1,138	2,167	943
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$22,118	$27,434	$113,249	$422,528
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.19	$0.25	$1.00	$4.10
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	117,979	109,979	113,433	103,004

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS (1)	215,794	175,238	204,533	172,647
Poseidon (1)	272,905	269,334	262,829	259,568
Odyssey (1)	107,859	100,918	106,933	72,958
GOPL	12,321	10,099	7,468	13,038
Offshore crude oil pipelines total	608,879	555,589	581,763	518,211

SEKCO (1)	81,646	76,021	75,342	61,766

Natural gas transportation volumes (MMbtus/d) (1)	749,262	689,529	679,862	708,556

Refinery Services Segment
NaHS (dry short tons sold)	29,650	31,409	125,766	127,063
NaOH (caustic soda dry short tons sold)	20,219	19,691	80,021	86,914

Marine Transportation Segment
Inland Fleet Utilization Percentage (2)	91.4%	93.6%	91.4%	96.7%
Offshore Fleet Utilization Percentage (2)	88.3%	95.1%	90.5%	98.7%

Supply and Logistics Segment
Crude oil pipelines (barrels/day):
Texas	10,306	75,142	33,814	71,906
Jay	15,769	16,194	14,815	16,828
Mississippi	9,176	13,177	10,247	15,472
Louisiana (3)	73,568	42,808	44,295	32,481
Wyoming	13,808	7,195	10,959	7,397
Onshore crude oil pipelines total	122,627	154,516	114,130	144,084
CO2 pipeline (Mcf/day)
Free State	88,417	142,428	97,955	161,409

Crude oil and petroleum products sales (barrels/day)	49,854	80,698	62,484	91,074
Rail load/unload volumes (barrels/day) (4)	38,592	35,949	19,691	27,044

(1) Volumes for our equity method investees are presented on a 100% basis. As of July 24, 2015 we owned 100% of CHOPS and SEKCO and 64% of Poseidon. As our SEKCO volumes ultimately flow into Poseidon and thus are included within our Poseidon volume statistics, we have excluded them from our total for offshore crude oil pipelines.
(2) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.
(3) Total daily volume for the three months ended December 31, 2016, includes 35,794 barrels per day of refined products associated with our new Port of Baton Rouge Terminal pipelines which became operational in the fourth quarter of 2016.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$7,029	$10,895
Accounts receivable - trade, net	224,682	219,532
Inventories	98,587	43,775
Other current assets	29,271	32,114
Total current assets	359,569	306,316
Fixed assets, net	4,214,864	3,931,979
Investment in direct financing leases, net	132,859	139,728
Equity investees	408,756	474,392
Intangible assets, net	204,887	223,446
Goodwill	325,046	325,046
Other assets, net	56,611	58,692
Total assets	$5,702,592	$5,459,599
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$119,841	$140,726
Accrued liabilities	140,962	161,410
Total current liabilities	260,803	302,136
Senior secured credit facility	1,278,200	1,115,000
Senior unsecured notes	1,813,169	1,807,054
Deferred tax liabilities	25,889	22,586
Other long-term liabilities	204,481	192,072
Partners' capital:
Common unitholders	2,130,331	2,029,101
Noncontrolling interests	(10,281)	(8,350)
Total partners' capital	2,120,050	2,020,751
Total liabilities and partners' capital	$5,702,592	$5,459,599

Units Data:
Total common units outstanding	117,979,218	109,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN AND ADJUSTED EBITDA TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2016	2015
Total Segment Margin (1)	$140,864	$143,187
Corporate general and administrative expenses	(8,636)	(9,178)
Non-cash items included in general and administrative costs	543	206
Cash expenditures not included in Adjusted EBITDA	579	3,726
Cash expenditures not included in net income	(219)	(358)
Adjusted EBITDA	133,131	137,583
Depreciation, amortization and accretion	(62,072)	(55,800)
Interest expense, net	(35,290)	(33,859)
Cash expenditures not included in Adjusted EBITDA or net income	(360)	(3,368)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(8,458)	(17,635)
Gain on step up of historical basis in CHOPS and SEKCO	—	(2,880)
Differences in timing of cash receipts for certain contractual arrangements	3,624	3,628
Non-cash valuation allowance related to collectibility	(6,044)	—
Other non-cash items	(2,030)	610
Income tax expense	(383)	(845)
Net income attributable to Genesis Energy, L.P.	$22,118	$27,434

(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME AND NET CASH FLOWS FROM OPERATING ACTIVITIES TO AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2016	2015
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$22,118	$27,434
Depreciation, amortization and accretion	62,072	55,800
Cash received from direct financing leases not included in income	1,632	1,470
Cash effects of sales of certain assets	306	240
Effects of distributable cash generated by equity method investees not included in income	8,458	17,635
Expenses related to acquiring or constructing growth capital assets	579	3,726
Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	545	(486)
Maintenance capital utilized (1)	(2,446)	(1,350)
Non-cash tax expense	83	545
Gain on step up of historical basis	—	2,880
Differences in timing of cash receipts for certain contractual arrangements	(3,624)	(3,628)
Non-cash valuation allowance related to collectibility	6,044	—
Other items, net	(367)	(1,977)
Available Cash before Reserves	$95,400	$102,289
(1) Maintenance capital expenditures in the 2016 Quarter and 2015 Quarter were $6.8 million and $6.2 million, respectively.

	Three Months Ended December 31,
	2016	2015
	(in thousands)
Cash Flows from Operating Activities	$69,941	$97,408
Maintenance capital utilized (1)	(2,446)	(1,350)
Proceeds from asset sales	306	240
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,575)	(2,414)
Effects of available cash from joint ventures not included in operating cash flows	4,701	6,285
Net effect of changes in operating accounts not included in calculation of Available Cash before Reserves	28,699	2,009
Non-cash effect of equity based compensation expense	(990)	555
Expenses related to acquiring or constructing growth capital assets	579	3,726
Differences in timing of cash receipts for certain contractual arrangements	(3,624)	(3,628)
Other items affecting available cash	809	(542)
Available Cash before Reserves	$95,400	$102,289
(1) Maintenance capital expenditures in the 2016 Quarter and 2015 Quarter were $6.8 million and $6.2 million, respectively.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2016	2015
Cash Flows from Operating Activities	$69,941	$97,408
Interest Expense	35,290	33,859
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,575)	(2,414)
Effects of available cash from equity method investees not included in operating cash flows	4,701	6,285
Net effect of changes in components of operating assets and liabilities not included in calculation of Adjusted EBITDA	28,699	2,009
Non-cash effect of equity based compensation expense	(990)	555
Expenses related to acquiring or constructing growth capital assets	579	3,726
Differences in timing of cash receipts for certain contractual arrangements	$(3,624)	$(3,628)
Other items, net	1,110	(217)
Adjusted EBITDA	$133,131	$137,583

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	December 31, 2016
Senior secured credit facility	$1,278,200
Senior unsecured notes	1,813,169
Less: Outstanding inventory financing sublimit borrowings	(74,500)
Less: Cash and cash equivalents	(7,029)
Adjusted Debt (1)	$3,009,840

	Pro Forma LTM
	December 31, 2016
LTM Adjusted EBITDA (as reported) (2)	$532,231
Acquisitions and material projects EBITDA adjustment (3)	44,008
Pro Forma EBITDA	$576,239

Adjusted Debt-to-Pro Forma EBITDA	5.22	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P., was $35.3 million for the first quarter of 2016, $23.7 million for the second quarter of 2016 , $32.1 million for the third quarter of 2016, and $29.6 million for the fourth quarter of 2016. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our

Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash gains or charges (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Disclosure Format Relating to Maintenance Capital
We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, non-cash gains and charges (other than certain non-cash equity based compensation expense), depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash gains and charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our legacy stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Our Segment Margin definition also includes the non-income portion of payments received under direct financing leases.

# # #
Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516